FOR IMMEDIATE RELEASE

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BRINKER INTERNATIONAL ADDS CINDY L. DAVIS AND JOHN W. CHIDSEY
TO BOARD OF DIRECTORS

DALLAS (Jan. 31, 2019) - Brinker International, Inc. (NYSE: EAT), a recognized leader in casual dining, announces the appointment of Cindy L. Davis and John W. Chidsey to its Board of Directors.

Davis is an accomplished executive with a track record of driving innovation and profitable growth globally. She previously served as vice president of Nike, Inc. and president, Nike Golf. Prior to that, Davis was senior vice president at Golf Channel, a division of Comcast Corporation with responsibilities for golf sponsorships, sports marketing and media, and was formerly president and chief executive officer of Arnold Palmer Golf Management, LLC. In addition to Brinker, Davis serves on the Board of Directors for Deckers Brands and Kennametal, Inc. and previously served on the board of Buffalo Wild Wings, Inc.

Chidsey is a talented leader and experienced restaurant operator with deep industry knowledge. He most recently served as chairman and chief executive officer of Burger King Holdings, Inc. Prior to serving as CEO, he held several executive leadership positions including president and chief financial officer. Chidsey served as chairman and chief executive officer of two divisions of Cendant Corporation, including brands such as Avis, Budget and Jackson-Hewitt, and held senior leadership positions at PepsiCo, Inc. In addition to Brinker, Chidsey serves on the Board of Directors for Norwegian Cruise Line Holdings, Ltd. and Encompass Health Corporation.

“We’re excited to have both Cindy and John join our team and know their perspectives and experience will be a great addition to our board,” said Wyman Roberts, CEO and president of Brinker International, Inc. and president of Chili’s Grill & Bar. “As we continue to differentiate the Guest experience at Chili’s and Maggiano’s, Cindy’s global retail strategy and consumer-focus expertise and John’s operations and financial knowledge will prove invaluable.”

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of Dec. 26, 2018, Brinker owned, operated, or franchised 1,685 restaurants under the names Chili's® Grill & Bar (1,632 restaurants) and Maggiano's Little Italy® (53 restaurants).